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                                UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C.  20549


                                SCHEDULE 13G


                  UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. 1)*


                           LCC International, Inc.
--------------------------------------------------------------------------------
                              (Name of Issuer)

               Class A Common Stock, par value $.01 per share
--------------------------------------------------------------------------------
                       (Title of Class of Securities)

                                 501810 10 5
         ------------------------------------------------------------
                               (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G

 CUSIP No.  501810 10 5                        Page      2      of   10    Pages
            ------------------                         -----        -----

------------------------------------------------------------------------------------------------------------------------------------
 1      NAMES OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

        Rajendra Singh

------------------------------------------------------------------------------------------------------------------------------------
 2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                                 (a) [ ]
                                                                                                                          (b) [ ]

        N/A

------------------------------------------------------------------------------------------------------------------------------------
 3      SEC USE ONLY


------------------------------------------------------------------------------------------------------------------------------------
 4      CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
------------------------------------------------------------------------------------------------------------------------------------
                          5      SOLE VOTING POWER
                                 N/A
        NUMBER OF
         SHARES          -----------------------------------------------------------------------------------------------------------
      BENEFICIALLY        6      SHARED VOTING POWER
        OWNED BY                 8,644,395
          EACH
        REPORTING        -----------------------------------------------------------------------------------------------------------
         PERSON           7      SOLE DISPOSITIVE POWER
          WITH                   N/A

                         -----------------------------------------------------------------------------------------------------------
                          8      SHARED DISPOSITIVE POWER
                                 8,644,395

------------------------------------------------------------------------------------------------------------------------------------
 9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        8,644,395

------------------------------------------------------------------------------------------------------------------------------------
 10     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*                                                     [ ]
        N/A

------------------------------------------------------------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        57.2%
------------------------------------------------------------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON*

        IN
------------------------------------------------------------------------------------------------------------------------------------

                                  SCHEDULE 13G

 CUSIP No.  501810 10 5                       Page      3      of   10     Pages
            ------------------                        -----        -----

------------------------------------------------------------------------------------------------------------------------------------
 1      NAMES OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

        Neera Singh

------------------------------------------------------------------------------------------------------------------------------------
 2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                                 (a) [ ]
                                                                                                                          (b) [ ]

        N/A

------------------------------------------------------------------------------------------------------------------------------------
 3      SEC USE ONLY


------------------------------------------------------------------------------------------------------------------------------------
 4      CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
------------------------------------------------------------------------------------------------------------------------------------
                          5      SOLE VOTING POWER
                                 N/A
        NUMBER OF
         SHARES          -----------------------------------------------------------------------------------------------------------
      BENEFICIALLY        6      SHARED VOTING POWER
        OWNED BY                 8,644,395
          EACH
        REPORTING        -----------------------------------------------------------------------------------------------------------
         PERSON           7      SOLE DISPOSITIVE POWER
          WITH                   N/A

                         -----------------------------------------------------------------------------------------------------------
                          8      SHARED DISPOSITIVE POWER
                                 8,644,395

------------------------------------------------------------------------------------------------------------------------------------
 9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        8,644,395

------------------------------------------------------------------------------------------------------------------------------------
 10     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*                                                     [ ]
        N/A

------------------------------------------------------------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        57.2%
------------------------------------------------------------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON*

        IN
------------------------------------------------------------------------------------------------------------------------------------

                                  SCHEDULE 13G

 CUSIP No.  501810 10 5                       Page     4       of   10     Pages
            ------------------                       -----         -----

------------------------------------------------------------------------------------------------------------------------------------
 1      NAMES OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

        Cherrywood Holdings, Inc.

------------------------------------------------------------------------------------------------------------------------------------
 2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                                 (a) [ ]
                                                                                                                          (b) [ ]

        N/A

------------------------------------------------------------------------------------------------------------------------------------
 3      SEC USE ONLY


------------------------------------------------------------------------------------------------------------------------------------
 4      CITIZENSHIP OR PLACE OF ORGANIZATION

        Kansas, United States
------------------------------------------------------------------------------------------------------------------------------------
                          5      SOLE VOTING POWER
                                 N/A
        NUMBER OF
         SHARES          -----------------------------------------------------------------------------------------------------------
      BENEFICIALLY        6      SHARED VOTING POWER
        OWNED BY                 8,489,395
          EACH
        REPORTING        -----------------------------------------------------------------------------------------------------------
         PERSON           7      SOLE DISPOSITIVE POWER
          WITH                   N/A

                         -----------------------------------------------------------------------------------------------------------
                          8      SHARED DISPOSITIVE POWER
                                 8,489,395

------------------------------------------------------------------------------------------------------------------------------------
 9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        8,489,395

------------------------------------------------------------------------------------------------------------------------------------
 10     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*                                                     [ ]
        N/A

------------------------------------------------------------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        56.2%
------------------------------------------------------------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON*

        CO
------------------------------------------------------------------------------------------------------------------------------------

                                  SCHEDULE 13G

 CUSIP No.  501810 10 5                       Page      5      of   10     Pages
            ------------------                        -----        -----

------------------------------------------------------------------------------------------------------------------------------------
 1      NAMES OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

        RF Investors, L.L.C.

------------------------------------------------------------------------------------------------------------------------------------
 2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                                 (a) [ ]
                                                                                                                          (b) [ ]

        N/A

------------------------------------------------------------------------------------------------------------------------------------
 3      SEC USE ONLY


------------------------------------------------------------------------------------------------------------------------------------
 4      CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware, United States
------------------------------------------------------------------------------------------------------------------------------------
                          5      SOLE VOTING POWER
                                 N/A
        NUMBER OF
         SHARES          -----------------------------------------------------------------------------------------------------------
      BENEFICIALLY        6      SHARED VOTING POWER
        OWNED BY                 8,489,395
          EACH
        REPORTING        -----------------------------------------------------------------------------------------------------------
         PERSON           7      SOLE DISPOSITIVE POWER
          WITH                   N/A

                         -----------------------------------------------------------------------------------------------------------
                          8      SHARED DISPOSITIVE POWER
                                 8,489,395

------------------------------------------------------------------------------------------------------------------------------------
 9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        8,489,395

------------------------------------------------------------------------------------------------------------------------------------
 10     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*                                                     [ ]
        N/A

------------------------------------------------------------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        56.2%
------------------------------------------------------------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON*

        OO
------------------------------------------------------------------------------------------------------------------------------------

                                  SCHEDULE 13G

 CUSIP No.  501810 10 5                       Page      6      of   10     Pages
            ------------------                        -----        -----

------------------------------------------------------------------------------------------------------------------------------------
 1      NAMES OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

        Telcom Ventures, L.L.C.

------------------------------------------------------------------------------------------------------------------------------------
 2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                                 (a) [ ]
                                                                                                                          (b) [ ]

        N/A

------------------------------------------------------------------------------------------------------------------------------------
 3      SEC USE ONLY


------------------------------------------------------------------------------------------------------------------------------------
 4      CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware, United States
------------------------------------------------------------------------------------------------------------------------------------
                          5      SOLE VOTING POWER
                                 N/A
        NUMBER OF
         SHARES          -----------------------------------------------------------------------------------------------------------
      BENEFICIALLY        6      SHARED VOTING POWER
        OWNED BY                 8,489,395
          EACH
        REPORTING        -----------------------------------------------------------------------------------------------------------
         PERSON           7      SOLE DISPOSITIVE POWER
          WITH                   N/A

                         -----------------------------------------------------------------------------------------------------------
                          8      SHARED DISPOSITIVE POWER
                                 8,489,395

------------------------------------------------------------------------------------------------------------------------------------
 9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        8,489,395

------------------------------------------------------------------------------------------------------------------------------------
 10     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*                                                     [ ]
        N/A


------------------------------------------------------------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        56.2%
------------------------------------------------------------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON*

        OO
------------------------------------------------------------------------------------------------------------------------------------

                                  SCHEDULE 13G

CUSIP No.  501810 10 5                        Page      7      of   10     Pages
           -------------------                        -----        -----

Item 1(a)    Name of Issuer:

             LCC International, Inc.

      (b)    Address of Issuer's Principal Executive Offices:

             7925 Jones Branch Drive
             McLean, Virginia 22102

Item 2(a):   Name of Persons Filing:

             Rajendra Singh
             Neera Singh
             Cherrywood Holdings, Inc.
             RF Investors, L.L.C.
             Telcom Ventures, L.L.C.

      (b)    Address of Principal Business Office or, if none, Residence:

             Same address for each filing person:
             211 North Union Street, Suite 300
             Alexandria, Virginia  22314

      (c)    Citizenship:

             Rajendra Singh - United States
             Neera Singh - United States
             Cherrywood Holdings, Inc. - Kansas corporation
             RF Investors, L.L.C. - Delaware limited liability company Telcom Ventures, L.L.C. - Delaware limited liability company


      (d)    Title of Class of Securities:

             Class A Common Stock, par value $.01 per share

      (e)    CUSIP Number:

             501810 10 5

                                  SCHEDULE 13G

CUSIP No.  501810 10 5                        Page      8      of   10     Pages
           -------------------                        -----        -----

Item 3: Capacity in Which Person is Filing if Statement is Filed Pursuant to Rule 13d-1(b) or 13d-2(b):

                 N/A

Item 4:          Ownership:

                 As of December 31, 1997:

                 (a)      Amount Beneficially Owned:

                          Rajendra Singh - 8,644,395 Shares
                          Neera Singh - 8,644,395 Shares
                          Cherrywood Holdings, Inc. - 8,489,395 Shares
                          RF Investors, L.L.C. - 8,489,395 Shares
                          Telcom Ventures, L.L.C. - 8,489,395 Shares

                 (b)      Percent of class:

                          Rajendra Singh - 57.2%
                          Neera Singh - 57.2%
                          Cherrywood Holdings, Inc. - 56.2%
                          RF Investors, L.L.C. - 56.2%
                          Telcom Ventures, L.L.C. - 56.2%

                 (c)      Number of shares to which such person has:

                          (i)     Sole power to vote or to direct the vote:

                                  N/A

                          (ii)    Shared power to vote or to direct the vote:

                                  Rajendra Singh - 8,644,395
                                  Neera Singh - 8,644,395
                                  Cherrywood Holdings, Inc. - 8,498,395
                                  RF Investors, L.L.C. - 8,498,395
                                  Telcom Ventures, L.L.C. - 8,498,395

                                  SCHEDULE 13G

CUSIP No.  501810 10 5                        Page      9      of   10     Pages
           -------------------                       -----         -----

                 (iii) Sole power to dispose or to direct the disposition of:

                          N/A

                 (iv) Shared power to dispose or to direct the disposition of:

                          N/A

Item 5:          Ownership of Five Percent or Less of Class:

                 N/A

Item 6:          Ownership of More than Five Percent on Behalf of Another
                 Person:

                 Except as set forth in this Schedule 13G, no person owns more than 5% on behalf of another person.

Item 7: Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding
                 Company:

                 N/A

Item 8:          Identification and Classification of Members of the Group:

                 N/A

Item 9:          Notice of Dissolution of Group:

                 N/A

Item 10:         Certification:

                 N/A

                                 SCHEDULE 13G

CUSIP No.  501810 10 5                       Page      10      of   10     Pages
           -------------------                       -----         -----

                                   SIGNATURE

                 After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                            Date:  February 17, 1998

                                            RAJENDRA SINGH


                                            By:/S/ Rajendra Singh
                                               --------------------------------
                                               Rajendra Singh


                                            NEERA SINGH


                                            By:/S/ Neera Singh
                                               --------------------------------
                                               Neera Singh


                                            CHERRYWOOD HOLDINGS, INC.


                                            By:/S/ Rajendra Singh
                                               --------------------------------
                                               Cherrywood Holdings, Inc.


                                            RF INVESTORS, L.L.C.


                                            By:/S/ Rajendra Singh
                                               --------------------------------
                                               RF Investors, L.L.C.


                                            TELCOM VENTURES, L.L.C.


                                            By:/S/ Rajendra Singh
                                               --------------------------------
                                            Telcom Ventures, L.L.C.